Exhibit 4.1

NUMBER	COMMON STOCK	SHARES

** **	Incorporated under the Laws of the State of Maryland	** **

Safety, Income and Growth, Inc.

The Corporation is Authorized to Issue 400,000,000 Shares of Common Stock
Par Value $0.01 Per Share

This certifies that                                                                                                                                             is the owner of

fully paid and non-assessable Shares of Common Stock, par value $0.01 per Share, of

Safety, Income and Growth, Inc.

transferable on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.

DATED:                ,

The Corporation will furnish without charge to each stockholder who so requests, a statement of the powers, designations, preferences and relative, participation, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

WITNESS the signature of the Corporation’s duly authorized officer.

Secretary

The shares represented by this certificate are subject to restrictions on Beneficial Ownership and Constructive Ownership and Transfer for the purpose, among others, of the Corporation’s maintenance of its status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended (the “Code”).  Subject to certain further restrictions and except as expressly provided in the Corporation’s Charter, (i) no Person may Beneficially Own or Constructively Own shares of the Corporation’s Common Stock in excess of the Common Stock Ownership Limit unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (ii) no Person may Beneficially Own or Constructively Own shares of Capital Stock of the Corporation in excess of the Aggregate Stock Ownership Limit, unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (iii) no Person may Beneficially Own or Constructively Own Capital Stock that would result in the Corporation being “closely held” under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT; and (iv) no Person may Transfer shares of Capital Stock if such Transfer would result in the Capital Stock of the Corporation being owned by fewer than 100 Persons.  Any Person who Beneficially Owns or Constructively Owns or attempts or intends to Beneficially Own or Constructively Own shares of Capital Stock which cause or will cause a Person to Beneficially Own or Constructively Own shares of Capital Stock in excess or in violation of the above limitations must immediately notify the Corporation.  If any of the restrictions on transfer or ownership provided in (i), (ii) or (iii) above are violated, the shares of Capital Stock in excess or in violation of the above limitations will be automatically transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries.  In addition, the Corporation may redeem shares upon the terms and conditions specified by the Board of Directors in its sole and absolute discretion if the Board of Directors determines that ownership or a Transfer or other event may violate the restrictions described above.  Furthermore, if the ownership restrictions provided in (iv) above would be violated or upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio.  All capitalized terms in this legend have the meanings defined in the Charter of the Corporation, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of shares of Capital Stock of the Corporation on request and without charge.  Requests for such a copy may be directed to the Secretary of the Corporation at its Principal Office.

FOR VALUE RECEIVED,                                 does hereby sell, assign and transfer unto                                                       (    ) shares of Safety, Income and Growth, Inc., a Maryland corporation (the “Corporation”), standing in the name of the Transferor on the books of said Corporation represented by Certificate No.  .  The Transferor does hereby irrevocably constitute and appoint any officer of said Corporation as its lawful attorney to transfer the shares of said Corporation, with full power of substitution in the premises.

Dated:                     ,        .

TRANSFEROR:

By: